[BLACKSTONE LETTERHEAD]




May 15, 2002

Mr. Patricio Jimenez Chief Financial Officer Axtel S.A. de C.V. Ave. Jose Vasconcelos 210 Garza Garcia, N.L. 66260 Mexico

Dear Patricio:

This letter (the "Agreement") confirms the understanding and agreement between The Blackstone Group L.P. ("Blackstone") and Axtel S.A. de C.V. ("Axtel" or the "Company") regarding the retention of Blackstone by Axtel as of May 15, 2002 ("Engagement Date") as its financial advisor for the purposes set forth herein.

Under this Agreement, Blackstone will act as the Company's advisor in connection with evaluating, structuring and negotiating any complete or partial refinancing, repurchase or restructuring of any existing or potential debt obligations the Company (a "Restructuring") has with Nortel Networks Corporation, its affiliates, successors and assigns ("Nortel").

The financial advisory services provided by Blackstone may include, but are not limited to:

     (a)  assist in the evaluation of the Company's businesses and prospects;

     (b)  assist in the development of the Company's long-term business plan;

     (c) assist in the development of financial data and, at the Company's request, presentations to various lenders, creditors, and other third parties;

     (d) analyze the Company's financial liquidity and evaluate alternatives to improve such liquidity;

     (e) evaluate the Company's debt capacity and alternative capital structures;

     (f) provide strategic advice with regard to restructuring or refinancing the Company's indebtedness and obligations;

     (g) participate, at the Company's request, in negotiations among the Company and its lenders, creditors, and other third parties;

     (h)  evaluate proposals made to the Company regarding a Restructuring; and

     (i) value the Company and any securities offered by the Company in connection with a Restructuring.


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Notwithstanding anything contained in this agreement to the contrary, Blackstone shall have no responsibility for designing or implementing any initiatives to improve the Company's operating profitability or liquidity. Blackstone makes no representations or warranties about the Company's ability to (a) successfully improve its operations, (b) maintain sufficient liquidity to operate its business, or (c) successfully complete a Restructuring. Blackstone is retained under this Agreement solely to provide financial advice regarding a restructuring as set forth in (a) through (i) above.

As consideration for the services provided hereunder, the Company agrees to pay the following amounts to Blackstone:

     (1) A financial advisory fee of $100,000 per month (the "Monthly Fee") commencing on the Engagement Date and payable either upon consummation of the Restructuring or termination; plus

     (2) Reimbursement of all necessary and reasonable out-of-pocket expenses incurred in connection with the services rendered by Blackstone hereunder (including, without limitation, travel and lodging, word processing, graphics and communication charges, research costs and courier services), upon request made from time to time with invoices setting forth the amount and nature of such expenses; provided however, that Blackstone agrees to inform the Company when its out-of-pocket expenses incurred in performing its engagement hereunder exceed $50,000. The Company agrees to consent in writing, which shall not be unreasonably withheld, to reimburse Blackstone for each subsequent $50,000 of incremental out-of-pocket expenses incurred by Blackstone in performing its engagement hereunder; plus

     (3) In addition to the foregoing, upon completion of a Restructuring, the Company agrees to pay Blackstone a restructuring fee (the "Restructuring Fee") of $6 million, payable upon consummation of the Restructuring; provided that a transaction that does not result in a reduction of the Company's debt under the Nortel credit agreement will nor be deemed a Restructuring for purposes of this Agreement.

All payments under this Agreement shall be made in U.S. dollars and without withholding or deduction of any tax, assessment or other governmental charge (collectively, "Tax"), unless required by law; and if the Company shall be required to deduct or withhold any Tax, or if any Tax is required to be paid by Blackstone solely on account of services performed hereunder other than taxes on revenue or income to which Blackstone is subject generally, the Company shall pay to Blackstone such additional amounts as shall be required so that the net amount received by Blackstone after such deduction, withholding or payment shall equal the amount otherwise due to Blackstone.

The advisory services and compensation arrangement set forth in this Agreement do not encompass other investment banking services or transactions that may be undertaken by Blackstone at the request of the Company, or any other specific services not set forth in this Agreement. The terms and conditions of such investment banking services, including compensation and arrangements, would be set forth in a separate written agreement between Blackstone and the Company.

The Company will furnish or cause to be furnished to Blackstone such information as Blackstone reasonably believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Blackstone (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) is

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

entitled to rely upon the Information without independent verification, and (d) will not make an appraisal of any assets in connection with its assignment.

All non-public information which is given to Blackstone or any of its affiliates or their respective partners, members, directors, officers, employees, representatives or agents in connection with this engagement will be used solely in the course of its performance of its services under this Agreement and will be treated confidentially by Blackstone. Neither Blackstone nor any of its affiliates, nor any of their respective partners, members, directors, officers, employees, representatives or agents will disclose to a third-parry any non-public information provided by the Company without the consent of the Company, except to Blackstone's and its affiliates' respective partners, members, officers, directors, employees, representatives and professional advisors who need to know such information for purposes of the performance by Blackstone of the services described in this Agreement and who agreed to be bound by this paragraph.

Blackstone's obligation of confidentiality with regard to the aforesaid information shall not prevent it from using or disclosing information which (a) is now in the public domain or hereafter enters the public domain through no violation of Blackstone's obligations hereunder by Blackstone or its agents, representatives, members or employees; or (b) is required to be disclosed by any applicable law, rule or regulation of any governmental authority. In the event that Blackstone or any of its agents, representatives, members or employees become so compelled to disclose any such information pursuant to (b) above, Blackstone agrees to provide the Company with prompt notice of the requirement so that the Company may seek appropriate remedy, including a protective order. Blackstone and its agents, representatives, members and employees will furnish only that portion of the information which is legally required to be disclosed.

In the event that confidential information belonging to the Company is stored electronically on Blackstone's computer systems, Blackstone shall not be liable for any damages resulting from unauthorized access, misuse or alteration of such information by persons not acting on its behalf, provided that Blackstone exercises the same degree of care in protecting the confidentiality of, and in preventing unauthorized access to, the Company's information that it exercises with regard to its own most sensitive proprietary information.

Except as required by applicable law, any advice to be provided by Blackstone under this Agreement shall not be disclosed publicly or made available to third parties other than its affiliates and it and its affiliates' officers, directors, employees, representatives, auditors and professional advisors without the prior written consent of Blackstone. In addition, Blackstone may not be publicly referred to without its prior written consent. All services, advice and information and reports provided by Blackstone to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.

The Company acknowledges and agrees that Blackstone has been retained to act solely as financial advisor to the Company. In such capacity, Blackstone shall act as an independent contractor, and any duties of Blackstone arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. Because Blackstone will be acting on the Company's behalf in this capacity, it is customary for Blackstone to receive indemnification. A copy of Blackstone's standard form of indemnification agreement is attached to this Agreement as Attachment A.

Blackstone's engagement hereunder may be terminated upon 30 days' written notice without cause by either the Company or Blackstone; termination for cause by either parry will occur immediately upon notice. Any such termination shall not affect (a) the Company obligations under the Indemnification Agreement attached as Attachment A, (b) Blackstone's confidentiality obligations hereunder or (c) provisions relating to the payment of fees and expenses accrued through the date of termination, the

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

status of Blackstone as an independent contractor, and the limitation as to whom Blackstone shall owe any duties. Further, the Company shall remain obligated to pay a Restructuring Fee if a Restructuring occurs within 18 months of Blackstone's termination by the Company other than for cause.

This Agreement (including the attached Indemnification Agreement) embodies the entire agreement and understanding between the parries hereto, supersedes all prior agreements and understandings relating to the subject matter hereof and shall bind the successors and assigns of the parties hereto. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. Each of the undersigned waives its right to a jury trial in any action or proceeding arising out of or related to this Agreement or the services performed hereunder or the indemnification agreement attached hereto. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state. The Company hereby agrees that any action or proceeding based hereon or arising out of Blackstone's engagement hereunder, shall be brought and maintained by the Company exclusively in the courts of the State of New York located in the City and County of New York and in the United States District Court for the Southern District of New York. The Company irrevocably submits to the jurisdiction of the courts of the State of New York located in the City and County of New York and the United States District Court for the Southern District of New York and appellate courts from any thereof for the purpose of any action or proceeding based hereon or arising out of Blackstone's engagement hereunder and irrevocably agrees to be bound by any judgment rendered thereby in connection with such action or proceedings. The Company hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter may have to the laying of venue of any such action or proceeding brought in any such court referred to above and any claim that such action or proceeding has been brought in an inconvenient forum and agrees not to plead or claim the same.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Blackstone the duplicate copy of this Agreement and the indemnification agreement attached hereto as Attachment A.

                                  Very truly yours,

                                  THE BLACKSTONE GROUP L.P.


                                  By:   /s/ Erik S. Katz
                                        ----------------------------
                                         Erik S. Katz
                                         Senior Managing Director

Accepted and Agreed to as of the date first written above:

AXTEL S.A. DE C.V.


By:   /s/ Patricio Jimenez
      --------------------------
      Patricio Jimenez
      Chief Financial Officer

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



                                  ATTACHMENT A


                                                                     May 1, 2002


The Blackstone Group L.P.
345 Park Avenue
New York, NY  10154

                            INDEMNIFICATION AGREEMENT


Gentlemen:

This letter will confirm that we have engaged The Blackstone Group L.P. ("Blackstone") to advise and assist us in connection with the matters referred to in our letter of agreement dated as of even date and attached hereto (the "Engagement Letter"). In consideration of your agreement to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and your and their respective partners (both general and limited), members, officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an "Indemnified Party") from and against any losses, claims, damages, expenses and liabilities whatsoever, whether they be joint or several, related to, arising out of or in connection with the engagement (the "Engagement") under the Engagement Letter and will reimburse each Indemnified Party for all expenses (including fees, expenses and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement or this agreement, whether or not pending or threatened, whether or not any Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by us. We will not, however, be liable under the foregoing indemnification provision for any losses, claims, damages or liabilities (or expenses relating thereto) to the extent they are finally judicially determined by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of Blackstone. We also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us or our owners, parents, affiliates, security holders or creditors for or in connection with the Engagement except to the extent any such liability for losses, claims, damages or liabilities incurred by us are finally judicially determined by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of Blackstone.

If the indemnification provided for in the preceding paragraph is for any reason unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, we shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by you, on the one hand, and us, on the other hand, from the Engagement or (ii) if and only if the allocation provided by clause (i) above is for any reason not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, to the extent permitted by applicable law, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the Engagement Letter. For the purposes of this agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us, our security holders and our creditors in the transaction or transactions that are subject to the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to Blackstone under the Engagement Letter.

Neither party to this agreement will, without the prior written consent of the other party (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a "Judgment"), whether or not we or any Indemnified Party is an actual or potential party to such claim, action, suit or proceeding. In the event that we seek to settle or compromise or consent to the entry of any Judgment, we agree that such settlement, compromise or consent shall include an unconditional release of Blackstone and each other Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceeding.

Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify us will not relieve us from any liability which we may have hereunder or otherwise, except to the extent that such failure materially prejudices our rights. If we so elect or are requested by such Indemnified Party, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Blackstone and the payment of the fees and disbursements of such counsel.

In the event, however, such Indemnified Party is advised by such counsel that being common counsel would present such counsel with a conflict of interest or if we fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Party may employ separate counsel reasonably satisfactory to us to represent or defend it in any such action or proceeding and we will pay the fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which we assume, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party's own expense.

The foregoing reimbursement, indemnity and contribution obligations of the Company under this agreement shall be in addition to any rights that an Indemnified Party may have at common law or otherwise, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and such Indemnified Party.

The provisions of this agreement shall apply to the Engagement, as well as any additional engagement of Blackstone by Company in connection with the matters which are the subject of the Engagement, and any modification of the Engagement or additional engagement and shall remain in full force and effect regardless of any termination or the completion of your services under the Engagement Letter.

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



This agreement and the Engagement Letter shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed in and to be performed in that state.

                                       Very truly yours,

                                       AXTEL S.A. DE C.V.


                                       By:    /S/ Patricio Jimenez
                                              ------------------------
                                              Patricio Jimenez
                                              Chief Financial Officer

Accepted and Agreed to as of the date first written above.


THE BLACKSTONE GROUP L.P.


By:     /S/ Erik S. Katz
        ------------------------
        Erik S. Katz
        Senior Managing Director





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